Exhibit 99.1

Media	Investors
Melissa Murray	Jim Rowe
415-396.4417	415-396-8216

Wells Fargo Senior Leaders Receive Base Pay Increase in Stock

Cannot Be Sold Until U.S. Capital Purchase Program Investment Re-Paid

SAN FRANCISCO, August 6, 2009 – Wells Fargo & Company’s (NYSE: WFC) Board of Directors approved increases in the 2009 annual base salaries of President and CEO John G. Stumpf and three other executive officers. These increases will result in total annual compensation close to the average pay for similar executive roles at peer group companies and are payable, after taxes and other withholding, entirely in Company stock which the executives cannot sell until Wells Fargo repays the U.S. Treasury’s Capital Purchase Program (CPP) investment in the Company.

The cash salary for Stumpf will remain at $900,000 and he will receive an annual salary in stock of $4,700,000. Stumpf received a grant of 108,528 restricted share rights (RSRs), which will begin to vest in 2011, also subject to prior repayment of CPP funds by the Company. Upon vesting, each RSR will entitle him to one share of stock. The Board also approved increases in 2009 annual salaries in stock for:

•	Dave Hoyt, senior executive vice president (SEVP) and head of Wholesale Banking, of $3,166,667, with his cash salary remaining at $700,000;

•	Mark Oman, SEVP and head of Home and Consumer Finance, of $3,266,667, with his cash salary remaining at $600,000; and

•	Howard Atkins, SEVP and chief financial officer, of $2,639,156, with his cash salary remaining at $700,000.

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The Board took these actions after considering recent U.S. Treasury guidance; the developing pay practices at Wells Fargo’s peers (10 large publicly traded financial services companies); the Company’s consistent ability to grow revenue, market share, net income and profitability over the short and long term; and the need for these executives’ continued leadership while integrating Wachovia into Wells Fargo and directing the Company through the economic recession and beyond.

“We believe Wells Fargo’s leadership team is the finest in financial services,” said Steve Sanger, Chair of the Human Resources Committee (HRC) of Wells Fargo’s Board and retired chairman and CEO of General Mills, Inc. “They’re leading the Company through the largest merger integration in U.S. banking history, and earned record profits in the first two quarters of 2009, despite the challenging economy. This is something no other financial company is achieving and few, if any, companies in any industry are achieving. Wells Fargo’s compensation philosophy has always been to pay competitively, to reward performance relative to its peer group and to align management’s interests with those of our shareholders. We must balance the need to appropriately pay and retain our top performing team members with the responsibility we have as a recipient of an investment from the U.S. Treasury on behalf of U.S. taxpayers. We believe that these increases in compensation adhere to both the letter and spirit of the new executive compensation rules that apply to companies that received a U.S. Treasury investment.”

The Board’s actions will set the total compensation for these executives close to the average pay for similar executives at Wells Fargo’s peers, even though the Company’s growth in revenue, market share, net income and profitability have been consistently at or near the top of its peer group. In February 2009, the HRC did not award stock options to any executive named in Wells Fargo’s proxy statement because of restrictions on such awards for the Company as a recipient of a CPP investment, and did not take any compensation actions for Stumpf in anticipation of rules governing executive compensation from the U.S. Treasury.

Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally.

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